EXHIBIT 10.15

CHANGE OF CONTROL AGREEMENT

Parties:	Ciprico Inc.	(“Company”)
17400 Medina Road Plymouth, MN 55447

	Robert G. Brown	(“Executive”)
5835 Juneau Lane North Plymouth, MN 55447

Effective Date:	November 15, 2003

RECITALS:

1.             Executive has been employed by Company since May 1997 as Vice President of Sales, has extensive knowledge and expertise relating to Company’s business and has contributed to Company’s success.

2.             The parties recognize that a “Change of Control” may materially change or diminish Executive’s responsibilities and substantially frustrate Executive’s commitment to the Company.

3.             The parties further recognize that it is in the best interests of the Company and its stockholders to provide certain benefits payable upon a “Change of Control Termination” to encourage Executive to continue in his position in the event of a Change of Control, although no such Change of Control is now contemplated or foreseen.

4.             The parties further desire to provide for certain benefits payable upon certain involuntary terminations of Executive’s employment.

AGREEMENTS:

In consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Term of Agreement.  The term of this Agreement shall commence on the Effective Date and shall continue in effect until termination of Executive’s employment which does not constitute a Change of Control Termination; provided, however, that if a Change of Control of the Company shall occur during the term of this Agreement, this Agreement shall instead continue in effect for a period of twelve (12) months following the date of such Change of Control.  Any rights and obligations accruing before the termination or expiration of this Agreement shall survive to the extent necessary to enforce such rights and obligations.

2.             “Change of Control.”  For purposes of this Agreement, “Change of Control” shall mean any of the following events occurring after the date of this Agreement:

(a)           A merger or consolidation to which the Company is a party if the individuals and entities who were shareholders of the Company immediately prior to the effective date of such merger or consolidation have, immediately following the effective date of such merger or consolidation, beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than fifty percent (50%) of the total combined voting power of all classes of securities issued by the surviving corporation for the election of directors of the surviving corporation;

(b)           The acquisition of direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities of the Company by any person or entity or by a group of associated persons or entities acting in concert in one or a series of transactions, which causes the aggregate beneficial ownership of such person, entity or group to equal or exceed twenty percent (20%) or more of the total combined voting power of all classes of the Company’s then issued and outstanding securities;

(c)           The sale of substantially all of the assets of the Company to any person or entity that is not a wholly-owned subsidiary of the Company;

(d)           The approval by the stockholders of the Company of any plan or proposal for the liquidation of the Company;

(e)           A change in the composition of the Board of the Company at any time during any consecutive twenty-four (24) month period such that the “Continuity Directors” no longer constitute at least a seventy percent (70%) majority of the Board.  For purposes of this event, “Continuity Directors” means those members of the Board who were directors at the beginning of such consecutive twenty-four (24) month period or were elected by, or on the nomination or recommendation of, at least a two thirds (2/3) majority of the then-existing Board of Directors; or

(f)            The execution by the Company of a letter of intent, an agreement in principle or a definitive agreement relating to an event described in Section 2(a), 2(b), 2(c), 2(d) or 2(e) that ultimately results in such a Change of Control, or a tender or exchange offer or proxy contest is commenced that ultimately results in an event described in Section 2(b) or 2(e).

3.             Termination.  For purposes of this Agreement, “Change of Control Termination” shall mean any of the following events occurring within twelve (12) months after a change of control occurring during the term of this Agreement.

(a)           The termination of Executive’s employment by the Company for any reason except Good Cause.  For purposes of this Agreement, “Good Cause” shall include, but not be limited to, the following:

(i)            Executive’s conviction of or plea of guilty or nolo contendere to a felony resulting from conduct occurring on or after the date of the Change of Control;

(ii)           Executive’s willful and repeated failure to fulfill his employment duties with the Company; provided, however, that for purposes of this clause (ii), an act or failure to act by Executive shall not be “willful” unless it is done, or omitted to be done, in bad faith and without any reasonable belief that Executive’s action or omission was in the best interests of the Company;

(iii)          Executive’s incurable breach of any material element of any proprietary or confidential information agreement with the Company;

(iv)          Executive’s conduct that is materially detrimental to Company’s business reputation or goodwill;

(v)           Any dishonesty in dealing between Executive and Company or between Executive and Company’s vendors, advisors, other employees, or customers;

(vi)          Executive’s active use of alcohol or controlled substances in a manner which impairs Executive’s ability to perform his duties;

(vii)         Executive’s violation of any material portion of this Agreement;

(viii)        Executive’s failure to substantially perform his material duties, which failure is not cured within thirty (30) days after Executive’s receipt of written notice from Company specifying the non-performance.

In no event shall Executive’s death or disability (as defined below) constitute Good Cause.  “Disability” shall mean Executive’s failure or inability, for reasons of health, to perform Executive’s usual and customary duties on behalf of the Company in the usual and customary manner for a total of more than 90 consecutive business days (excluding Saturdays, Sundays and days during which the Company is closed due to a recognized holiday).

(b)           The termination of employment with the Company by Executive for Good Reason.  Such termination shall be accomplished by, and effective upon, Executive giving written notice to the Company of his decision to terminate.  “Good Reason” shall mean a good faith determination by Executive, in Executive’s sole and absolute judgment that any one or more of the following events has occurred on or after the date of the Change of Control without the Executive’s express written consent:

(i)            A change in Executive’s reporting responsibilities, titles or offices as in effect immediately prior to the date of the Change of Control, or any removal of Executive from or any failure to re-elect Executive to any of such positions, which has the effect of diminishing Executive’s responsibility or authority;

(ii)           A reduction in Executive’s base salary in effect immediately prior to the date of the Change of Control;

(iii)          Requiring Executive to move to or work from a location that is outside of a fifty (50) mile radius of Executive’s job location on the date of the Change of Control;

(iv)          Without the adoption of a replacement plan, program or arrangement that provides benefits to Executive that are equal to or greater than those benefits that are discontinued or adversely affected:

(A)          The Company’s failure to continue in effect, within its maximum stated term, any pension, bonus, incentive, stock ownership, stock purchase, stock option, life insurance, health, accident, disability, or any other employee compensation or benefit plan, program or arrangement, in which Executive is participating immediately prior to the date of the Change of Control; or

(B)           The Company taking any action that would adversely affect Executive’s participation or materially reduce Executive’s benefits under any of such plans, programs or arrangements; or

(v)           Any material breach by the Company of this Agreement so long as Executive has given the Company thirty (30) days notice of such breach, and the Company has not cured the breach during that thirty (30) day period.

Termination for “Good Reason” shall not include Executive’s death or a termination of employment by Executive for any reason other than the events specified in clauses (1) through (5) above.

4.             Compensation and Benefits.  Subject to the limitations contained in Section 5 below, upon a Change of Control Termination, Executive shall be entitled to the following compensation and benefits:

(a)           The Company shall pay to Executive:

(i)            Within five (5) days of the Change of Control Termination, all salary and other compensation earned by Executive through the date of the Change of Control Termination at the rate in effect immediately prior to such Change of Control Termination;

(ii)           Within fifteen (15) days of the Change of Control Termination, all other amounts to which Executive may be entitled to receive under any compensation plan maintained by the Company, subject to any distribution requirements contained in such compensation plans; and

(iii)          A severance benefit in a single lump sum payment, an aggregate amount equal to one hundred percent (100%) of Employee’s then current annual base salary.

(b)           The Company shall provide, at no cost to Executive, continued coverage under the Company’s group life, health or dental benefit plans, if any, at a level comparable to the benefits which Executive was receiving or entitled to receive immediately prior to the Change of Control Termination or, if greater, at a level comparable to the benefits which Executive was receiving immediately prior to the event which constituted Good Reason.  Executive shall be entitled to such continued coverage for the maximum period required by applicable federal and state law following such Change of Control Termination or, if earlier, until Executive is eligible to be covered for such benefits through his employment with another employer.  The Company may, in its sole discretion, provide such coverage through the purchase of individual insurance contracts for Executive.

5.             Payment of Attorneys Fees and Other Costs.  If, after a Change in Control of the Company, a good faith dispute arises with respect to the enforcement of Executive’s rights under this Agreement or if any legal or arbitration proceeding shall be brought in good faith to enforce or interpret any provision contained herein or to recover damages for breach hereof, Executive shall recover from the Company (a) reasonable attorneys’ fees and necessary costs and disbursements incurred by Executive as a result of such dispute or such legal or arbitration proceeding, and (b) prejudgment interest on any money judgment or arbitration award obtained by Executive calculated at the prime rate announced from time to time by Wells Fargo Bank Minnesota, N. A., or the maximum rate permitted under Section 280G(d)(4) of the Internal Revenue Code of 1986, as amended, or any successor provision, whichever rate is lower, such prejudgment interest to be paid from the date that payments to Executive should have been made under this Agreement.

6.             Withholding Taxes. The Company shall be entitled to deduct from all payments or benefits provided for under this Agreement any federal, state or local income and employment related taxes required by law to be withheld with respect to such payments or benefits.

7.             Successors and Assigns.  This Agreement shall inure to the benefit of and shall be enforceable by Executive, his heirs and the personal representative of his estate, and shall be binding upon and inure to the benefit of the Company and its successors and assigns.  The Company will require the transferee of any sale of all or substantially all of the business and assets of the Company or the survivor of any merger, consolidation or other transaction expressly to agree to honor this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such event had taken place.  Failure of the Company to obtain such agreement before the effective date of such event shall be a breach of this Agreement and shall entitle Executive to the benefits provided in Section 4 as if Executive had terminated employment for Good Reason following a Change in Control.

8.             Notices.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.  All notices to the Company shall be directed to the attention of the Board of Directors of the Company.

For Ciprico:	17400 Medina Road Plymouth, MN 55447

For Employee:	5835 Juneau Lane North Plymouth, MN 55447

9.             Captions.  The headings or captions set forth in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

10.           Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota.

11.           Construction.  Wherever possible, each term and provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law.  If any term or provision of this Agreement is invalid or unenforceable under applicable law, (a) the remaining terms and provisions shall be unimpaired, and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the unenforceable term or provision.

12.           Amendment; Waivers.  This Agreement may not be modified, amended, waived or discharged in any manner except by an instrument in writing signed by both parties hereto.  The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

13.           Entire Agreement.  This Agreement supersedes all prior or contemporaneous negotiations, commitments, agreements (written or oral) and writings between the Company and Executive with respect to the subject matter hereof and constitutes the entire agreement and understanding between the parties hereto.  All such other negotiations, commitments, agreements and writings will have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder.

14.           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

CIPRICO INC.

By:	/s/ Robert H. Kill
Its:	President and CEO

/s/ Robert G. Brown
Robert G. Brown